Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2013 RESULTS

Company Provides Operational Update

DALLAS, Texas, November 5, 2013 — Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the third quarter of 2013, which included a net loss of $44 million, or $0.12 per basic share on the sale of approximately 1.9 million barrels of oil. For the third quarter of 2012, Kosmos reported a net loss of $36 million, or $0.10 per basic share on the sale of nearly two million barrels of oil.

Oil and gas revenue in the third quarter of 2013 was $215 million compared with $222 million in the third quarter of 2012. The slight decrease in oil sales volume and revenue was associated with vessel capacity limitations on one of the crude oil liftings in the third quarter. Realized pricing was $112.52 per barrel of oil sold in the third quarter of 2013 versus $112.01 per barrel of oil sold in the third quarter of 2012.

Brian F. Maxted, Chief Executive Officer, commented, “The Jubilee and TEN field developments in Ghana are progressing on time and budget, providing continued growth in our reserves, production and cash flow from this world-class, highly valuable asset. We are successfully leveraging the funds generated, as well as our strong balance sheet, to steadily and surely advance our portfolio of transformational exploration opportunities. We are poised to commence a multi-well high impact drilling campaign early next year, having recently completed the farm-out of our Morocco exploration licenses and secured rig capacity.”

Production expense, which included certain well workover costs, was $33 million in the third quarter of 2013 versus $45 million in the third quarter of 2012. Excluding well workover costs, production expense per barrel of oil sold was $6.82 in the third quarter of 2013 and $8.53 in the third quarter of 2012.

Exploration expenses in the third quarter of 2013 totaled $78 million compared with $38 million in the prior year quarter. Current quarter expense included large 3D seismic surveys in Ireland and Mauritania; the cost of the successful Akasa-2A appraisal well which confirmed the oil-water contact in the field; and, ongoing seismic acquisition, processing, and interpretation expenditures throughout the portfolio.

General and administrative expenses in the third quarter of 2013 were $36 million versus $40 million in the third quarter of 2012. Depletion and depreciation expense was $58 million, or $30.52 per barrel of oil sold versus $32.14 per barrel sold in the third quarter of 2012.

Derivative expense for the third quarter of 2013 was approximately $8 million, which represents the mark-to-market of the Company’s oil derivative contracts as of September 30, 2013. Income tax expense for the third quarter of 2013 was $34 million; the majority of the amount was related to the Company’s operations in Ghana.

In the third quarter, Kosmos added new hedge positions for 2014 production totaling 2.5 million barrels. Subsequent to quarter-end, an additional 1.7 million barrels of 2015 production were hedged.

Operational Update

The planned maintenance program on the Jubilee Field floating production, storage, and offloading (FPSO) vessel was successfully completed in late September. As a result of production being shut-in during the maintenance period, gross Jubilee Field production averaged approximately 88,000 barrels of oil per day during the third quarter of 2013.

Phase 1A drilling and completion operations continued in the third quarter with three production wells and one water injection well associated with the Phase 1A campaign currently online. Expansion of the gas handling capacity associated with the Jubilee FPSO continues and a third gas injection well is scheduled to be operational in the fourth quarter. With these enhancements, Kosmos is targeting a Jubilee year-end 2013 production rate of more than 120,000 barrels of oil per day gross.

Appraisal of the Mahogany-Teak-Akasa (MTA) Pre-Development Area continued in the third quarter with the drilling of the Akasa-2A appraisal well. The well successfully tested the down-dip extent of the Akasa accumulation, and a water injectivity test is being conducted to confirm reservoir communication with the Akasa-1 discovery well.

Major contracts for the Tweneboa-Enyenra-Ntomme (TEN) Project have been awarded including the FPSO; subsea systems; and umbilicals, flowlines, and risers. TEN represents the second major deepwater oil development project in Ghana, and is forecast to deliver first oil in 2016 with production staged up to a facilities-designed production target of 80,000 barrels of oil per day.

Darrell McKenna, Chief Operating Officer, commented, “In support of our development projects, we remain focused on continuing both our near-term and longer-term de-bottlenecking initiatives at Jubilee, and we are progressing the TEN and MTA programs. Exploration pre-drill activities are ongoing and we are in the process of finalizing a rig slot for our initial exploration well in Morocco early next year. In combination with our long-term rig agreement for the Atwood Achiever, we have the rig resources in place to fulfill the Company’s activities in Morocco, as well as our long-term exploration strategy.”

In preparation for our 2014 drilling campaign, the farm-out of our Morocco license acreage was completed in October with BP acquiring a non-operating interest in the Essaouira Offshore, Foum Assaka Offshore and Tarhazoute Offshore blocks in the Agadir Basin, and Cairn Energy acquiring a non-operating interest in the Cap Boujdour Contract Area in the Aaiun Basin. In addition, a petroleum agreement was finalized for the Tarhazoute Offshore block, which Kosmos previously held under a reconnaissance contract.

Kosmos continues to progress a number of high impact exploration initiatives in Ireland, Mauritania and Suriname. A 5,000 square kilometer 3D seismic program in the Porcupine Basin offshore western Ireland was completed in October. Offshore Mauritania, a 10,300 square kilometer 3D seismic survey is scheduled for completion in the fourth quarter, and in August, a 1,400 kilometer 2D seismic program was completed offshore Suriname.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2013 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. The Company’s asset portfolio includes existing production and other major development projects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco (including Western Sahara) and Suriname. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2012 Corporate Responsibility Report. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Jon Cappon

+1.214.445.9669

jcappon@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues and other income:
Oil and gas revenue	$215,169	$222,375	$636,648	$450,360
Interest income	77	137	191	1,165
Other income	133	725	708	930
Total revenues and other income	215,379	223,237	637,547	452,455

Costs and expenses:
Oil and gas production	32,576	44,873	79,651	71,791
Exploration expenses	78,038	38,127	194,384	96,134
General and administrative	35,646	39,898	118,787	112,558
Depletion and depreciation	58,367	63,794	175,578	128,442
Amortization - deferred financing costs	2,786	2,194	8,269	6,582
Interest expense	8,781	20,213	27,789	43,717
Derivatives, net	7,585	24,529	386	26,407
Other expenses, net	1,864	(64)	3,345	728
Total costs and expenses	225,643	233,564	608,189	486,359

Income (loss) before income taxes	(10,264)	(10,327)	29,358	(33,904)
Income tax expense	34,224	25,923	124,568	64,730

Net loss	$(44,488)	$(36,250)	$(95,210)	$(98,634)

Net loss per share:
Basic	$(0.12)	$(0.10)	$(0.25)	$(0.27)
Diluted	$(0.12)	$(0.10)	$(0.25)	$(0.27)

Weighted average number of shares used to compute net loss per share:
Basic	377,654	373,448	376,509	371,140
Diluted	377,654	373,448	376,509	371,140

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$440,267	$515,164
Receivables	189,653	134,216
Other current assets	79,523	100,738
Total current assets	709,443	750,118

Property and equipment, net	1,501,714	1,525,762
Other noncurrent assets	83,922	90,243
Total assets	$2,295,079	$2,366,123

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$98,818	$128,855
Accrued liabilities	115,866	41,021
Other current liabilities	9,458	20,377
Total current liabilities	224,142	190,253

Long-term liabilities:
Long-term debt	900,000	1,000,000
Deferred tax liability	145,193	104,137
Other noncurrent liabilities	55,447	42,827
Total long-term liabilities	1,100,640	1,146,964

Total shareholders’ equity	970,297	1,028,906
Total liabilities and shareholders’ equity	$2,295,079	$2,366,123

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Activities:
Net loss	$(44,488)	$(36,250)	$(95,210)	$(98,634)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	61,153	65,988	183,847	135,024
Deferred income taxes	10,111	18,420	62,757	51,867
Unsuccessful well costs	13,244	120	98,912	19,357
Change in fair value of derivatives	8,054	13,833	4,752	13,847
Cash settlements on derivatives	(3,514)	(11,674)	(18,658)	(18,755)
Equity-based compensation	13,792	19,364	50,792	58,215
Other	1,641	2,756	4,468	7,739
Changes in assets and liabilities:
Net changes in working capital	(55,514)	(83,132)	(10,311)	(18,550)
Net cash provided by (used in) operating activities	4,479	(10,575)	281,349	150,110

Investing activities:
Oil and gas assets	(77,871)	(84,606)	(244,452)	(272,681)
Other property	(434)	(2,118)	(3,712)	(9,030)
Restricted cash	5,249	(23,882)	7,214	(23,089)
Net cash used in investing activities	(73,056)	(110,606)	(240,950)	(304,800)

Financing activities:
Payments on long-term debt	—	(110,000)	(100,000)	(110,000)
Purchase of treasury stock	(28)	—	(13,069)	(8,378)
Deferred financing costs	(2)	880	(2,227)	(374)
Net cash used in financing activities	(30)	(109,120)	(115,296)	(118,752)

Net decrease in cash and cash equivalents	(68,607)	(230,301)	(74,897)	(273,442)
Cash and cash equivalents at beginning of period	508,874	629,951	515,164	673,092
Cash and cash equivalents at end of period	$440,267	$399,650	$440,267	$399,650